Press Release                                  FOR IMMEDIATE RELEASE
                                               Contact: Ross J. Prossner
                                               Telephone: (315) 433-0111 x71515




                           BEACON FEDERAL BANCORP INC.
                        ANNOUNCES REGULATORY APPROVAL TO
                             CONSUMMATE ITS OFFERING


     East Syracuse, New York - (September 27, 2007). Ross J. Prossner, President and Chief Executive Officer of Beacon Federal (the "Bank"), formerly Carrier Employees Federal Credit Union, headquartered in East Syracuse, New York, announced today that the Bank received regulatory approval to complete the conversion of Beacon Federal from mutual to stock form and to consummate the related stock offering by Beacon Federal Bancorp, Inc. Upon completion of the conversion and stock offering, Beacon Federal Bancorp will be the holding company of Beacon Federal. Beacon Federal Bancorp sold 7,396,431 shares of common stock at $10.00 per share in a subscription and community offering in which all participants will receive the total shares for which they subscribed, subject to the applicable purchase limits.

     On September 26, 2007, Beacon Federal's Plan of Conversion was approved by the Bank's members at a Special Meeting that was held at Beacon Federal's original branch office at 6311 Court Street Road in East Syracuse, New York.

     Beacon Federal Bancorp expects to complete the conversion and stock offering on Monday, October 1, 2007. The shares of Beacon Federal Bancorp are expected to begin trading on the NASDAQ Global Market on Tuesday, October 2, 2007 under the ticker symbol "BFED".

     The offering and conversion were managed by Keefe, Bruyette & Woods, Inc. Luse Gorman Pomerenk & Schick, P.C., Washington D.C., served as special counsel to Beacon Federal. Nelson Mullins Riley & Scarborough LLP, Washington, D.C., served as special counsel to Keefe, Bruyette & Woods, Inc.

     The Board of Directors, Officers and Employees of Beacon Federal and Beacon Federal Bancorp, Inc. express their gratitude for the support for the offering received from their member depositors, and look forward to the opportunity to continue to serve their customers and new stockholders as the Bank moves forward.

     Beacon Federal, a federally chartered, FDIC-insured savings association, was organized in 1953 and operates 7 branches in New York, Massachusetts, Tennessee and Texas.

     This release contains certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Beacon Federal's interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Beacon Federal's operations.

     THIS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

     THE SHARES OF COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.